CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Rising Dividend Growth Fund, a series of beneficial interest in Dividend Growth Trust and to the use of our report dated November 21, 2008 on the Fund’s financial statements and financial highlights. Such financial statements and financial highlights appear in the 2008 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania

January 26, 2009